Exhibit 5.1

GIBSON, DUNN & CRUTCHER LLP

Lawyers

A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

Jamboree Center, 4 Park Plaza, Irvine, California 92614-8557
(949) 451-3800

www.gibsondunn.com

January 28, 2005

Direct Dial
(949) 451-3800

Fax No.
(949) 451-4220

La Jolla Pharmaceutical Company
6455 Nancy Ridge Drive
San Diego, California 92121

Re:	La Jolla Pharmaceutical Company Registration Statement on Form S-3 (File No. 333-101499)

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3, File No. 333-101499, as amended (the “Registration Statement”), of La Jolla Pharmaceutical Company, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the underwritten public offering of 12,250,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) which are to be issued upon consummation of the underwritten public offering. The Shares are to be issued pursuant to that certain underwriting agreement by and between the Company and the underwriter named therein, dated January 28, 2005 (the “Underwriting Agreement”).

     We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold pursuant to the

La Jolla Pharmaceutical Company

Registration Statement and in accordance with the terms of the Underwriting Agreement against payment of the consideration set forth in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

     We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the Unites States of America and the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquires as we consider necessary to render the opinion herein contained. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or interpretations thereof, be changed.

     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ GIBSON, DUNN & CRUTCHER LLP